UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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First Citizens Bancorporation

of South Carolina, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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First Citizens Bancorporation

of South Carolina, Inc.

1230 Main Street

Columbia, South Carolina 29201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of First Citizens Bancorporation of South Carolina, Inc. will be held at 2:30 p.m. on Wednesday, April 30, 2003, in the first floor lobby of the First Citizens Executive Office Building located at 1225 Lady Street, Columbia, South Carolina.

The purposes of the meeting are:

(1)	Election of Directors: To elect 18 directors for one-year terms; and

(2)	Other Business: To transact any other business properly presented for action at the Annual Meeting.

You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the accompanying envelope. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed Proxy Statement and form of appointment of proxy are being mailed to our shareholders on or about March 31, 2003.

By Order of the Board of Directors

Charles D. Cook

Secretary

First Citizens Bancorporation

of South Carolina, Inc.

1230 Main Street

Columbia, South Carolina 29202

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is dated March 31, 2003, and is being furnished to our shareholders in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2003 Annual Meeting of Shareholders and at any adjournments of the meeting. The Annual Meeting will be held in the first floor lobby of the First Citizens Executive Office Building located at 1225 Lady Street, Columbia, South Carolina, at 2:30 p.m. on Wednesday, April 30, 2003.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to First Citizens Bancorporation of South Carolina, Inc. “FCBank,” “Exchange Bank,” and “Citizens Bank” refer to our bank subsidiaries, First-Citizens Bank and Trust Company of South Carolina, The Exchange Bank of South Carolina, Inc. and Citizens Bank, and the “Banks” refer to those subsidiaries collectively.

Solicitation and Voting of Proxies

A form of “appointment of proxy” is included with this Proxy Statement that provides for you to name Jim B. Apple, Peter M. Bristow, and Charles D. Cook to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date an appointment of proxy and return it to us in the enclosed envelope so that your shares will be represented at the meeting.

If you sign an appointment of proxy and return it to us before the Annual Meeting, the shares of our voting securities that you hold of record will be voted by the Proxies according to your instructions. If you sign and return an appointment of proxy but do not give any voting instructions, then your shares will be voted by the Proxies “FOR” the election of each of the 18 nominees for director named in Proposal 1 below. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, the Proxies will be authorized to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including adjournments.

Expenses and Methods of Solicitation

We will pay all costs of soliciting appointments of proxy for the Annual Meeting, including the costs of preparing and mailing this Proxy Statement. In addition to solicitation by mail, the Banks’ and our officers, directors and employees may solicit appointments of proxy, personally or by telephone, without additional compensation.

Revocation of Appointment of Proxy

If you sign and return an appointment of proxy, you can revoke it at any time before the voting takes place at the Annual Meeting either by filing with our Secretary a written instrument revoking it or an executed appointment of proxy dated as of a later date, or by attending the Annual Meeting and announcing your intention to vote in person.

Record Date

The close of business on March 14, 2003, is the “Record Date” for determining which shareholders are entitled to receive notice of and to vote at the Annual Meeting. You must have been a record holder of our voting securities on the Record Date in order to be eligible to vote at the Annual Meeting.

Voting Securities

On the Record Date, our voting securities consisted of (i) 873,372 outstanding shares of $5 par value common stock (“Common Stock”), (ii) 51,013 outstanding shares of $50 par value preferred stock (“$50 Par Preferred,” which includes 7,838 shares of Series A, 11,810 shares of Series B, and 31,365 shares of Series F, preferred stock), (iii) 5,838 outstanding shares of $20 par value Series C preferred stock (“$20 Par Preferred”), and (iv) 8,113 outstanding shares of no par value Series G preferred stock (“No Par Preferred”). Under South Carolina law, our Common Stock, $50 Par Preferred, $20 Par Preferred and No Par Preferred are considered to be separate classes of stock. However, unless class voting is required by law, each outstanding share of our voting securities is entitled to one vote, without distinction as to class or series, on each director to be elected and on each other matter submitted for voting. Class voting rights will not apply in the election of directors at the Annual Meeting.

Voting Procedures; Votes Required for Approval

In the election of directors, the 18 nominees receiving the highest numbers of votes will be elected. As long as a quorum is present, abstentions and broker non-votes will have no effect in the voting at the Annual Meeting.

In the election of directors, shareholders may cumulate their votes by multiplying the number of shares they are entitled to vote by the number of directors to be elected and then casting that total number of votes for any one nominee or distributing the total number among two or more nominees. A shareholder who intends to cumulate his votes must either (i) give written notice of that intention, not less than 48 hours before the time fixed for the Annual Meeting, to one of our officers (who must announce that intention in the Annual Meeting), or (ii) announce that intention in the Annual Meeting before the voting for directors begins. Upon the announcement that any shareholder intends to vote cumulatively, all shareholders will be entitled to cumulate their votes. The form of appointment of proxy that accompanies this Proxy Statement authorizes the Proxies, at their discretion, to distribute the votes they may cast equally or unequally among the nominees named in Proposal 1 (or their substitutes) and in a manner which would tend to elect the greatest number of those nominees as the number of votes entitled to be cast by the Proxies would permit.

Beneficial Ownership of Securities

Principal Shareholders.    The following table describes the beneficial ownership of our voting securities on the Record Date by persons known by us to own, beneficially or of record, 5% or more of a class of our voting securities.

Title of class	Name and address beneficial owner	Amount and nature of beneficial ownership (1)		Percentage of class (2)	Percentage of total votes (2)
Common Stock	Hope Holding Connell Raleigh, NC	56,059	(3)	6.42%	5.97%
	Frank B. Holding Smithfield, NC	357,334	(4)	40.91%	38.08%
	Lewis R. Holding Lyford Cay, Bahamas	191,269	(5)	21.90%	20.38%
	North State Trustees Charlotte, NC	53,886	(6)	6.17%	5.74%
$50 Par Preferred	Pearl S. Arant Pageland, SC	3,504		6.87%	.37%
	Frank B. Holding Smithfield, NC	3,556	(4)	6.97%	.38%
	Scott W. M. Wells Columbia, SC	3,540		6.94%	.38%

Title of class	Name and address beneficial owner	Amount and nature of beneficial ownership (1)		Percentage of class (2)	Percentage of total votes (2)
$20 Par Preferred	Carson Holding Brice Raleigh, NC	447	(7)	7.66%	.05%
	Olivia B. Holding Raleigh, NC	427	(7)	7.31%	.05%
	Hope Holding Connell Raleigh, NC	427	(3)	7.31%	.05%
	Frank B. Holding, Jr. Raleigh, NC	494	(8)	8.46%	.05%
	Claire Holding Bristow Columbia, SC	448	(7)	7.67%	.05%
	Carolina Bonded Storage Co. Columbia, SC	462		7.91%	.05%
	William B. Jennings Cayce, SC	311		5.33%	.03%
	Frank B. Holding Smithfield, NC	2,268	(4)	38.85%	.24%
	Scott W. M. Wells Columbia, SC	583		9.99%	.06%
No Par Preferred	Peter M. Bristow Columbia, SC	1,257	(9)	15.49%	.13%
	Frank B. Holding Smithfield, NC	6,107	(4)	75.27%	.65%
	John H. Connell Raleigh, NC	850	(7)	10.48%	.09%
	Olivia B. Holding Raleigh, NC	3,400	(10)	41.91%	.36%

(1)	Except as otherwise noted, and to the best of our knowledge, each named individual exercises sole voting and investment power with respect to all listed shares.
(2)	“Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock. “Percentage of total votes” reflects the votes represented by the listed shares as a percentage of the aggregate votes represented by all outstanding shares of our voting securities.
(3)	Includes an aggregate of 4,482 shares of Common Stock held by Ms. Connell’s spouse or by them as custodian for their children and with respect to which shares she disclaims beneficial ownership, and 35,000 shares held by a corporation which she may be deemed to control and with respect to which shares she may be deemed to exercise shared voting and investment power. Of the listed shares, 21,059 shares of Common Stock and 427 shares of $20 Par Preferred are included in the shares shown as beneficially owned by Mr. F. Holding, and 35,000 shares of Common Stock also are included in the shares shown as beneficially owned by Mr. L. Holding.
(4)	Includes an aggregate of 56,125 shares of Common Stock held by certain corporations and other entities which Mr. F. Holding may be deemed to control and with respect to which shares he may be deemed to exercise shared voting and investment power, and an aggregate of 150,362 shares of Common Stock, 3,556 shares of $50 Par Preferred, 2,268 shares of $20 Par Preferred and 6,107 shares of No Par Preferred held by or in trust for Mr. Holding’s spouse, adult children and their spouses, and with respect to which shares he disclaims beneficial ownership. The listed shares include shares that also are shown as beneficially owned by other individuals in the table as follows: 21,059 shares of Common Stock and 427 shares of $20 Par Preferred also shown as beneficially owned by Ms. Connell; 46,980 shares of Common Stock also shown as beneficially owned by Mr. L. Holding; 1,257 shares of No Par Preferred also shown as beneficially owned by Mr. Bristow; 447 shares of $20 Par Preferred also shown as beneficially owned by Ms. Brice; 427 shares of $20 Par Preferred and 3,400 shares of No Par Preferred also shown as beneficially owned by Ms. Holding; 494 shares of $20 Par Preferred also shown as beneficially owned by Mr. F. Holding, Jr.; 448 shares of $20 Par Preferred also shown as beneficially owned by Ms. Bristow; and 850 shares of No Par Preferred also shown as beneficially owned by Mr. Connell.

(5)	Includes 81,980 shares of Common Stock held by certain corporations and other entities which Mr. L. Holding may be deemed to control and with respect to which shares he may be deemed to exercise shared voting and investment power, and an aggregate of 11,286 shares of Common Stock held by or in trust for Mr. Holding’s spouse and adult daughter and with respect to which shares he disclaims beneficial ownership. Of the listed shares, 35,000 shares of Common Stock also are included in the shares shown as beneficially owned by Ms. Connell, 46,980 shares also are included in the shares shown as beneficially owned by Mr. F. Holding, and 2,341 shares also are included in the shares shown as beneficially owned by the North State Trustees.
(6)	Consists of shares held by two irrevocable grantor trusts (the “1976 Trust” and the “1990 Trust”) with respect to which Carmen Holding Ames currently is the sole beneficiary. Ms. Ames has sole power to direct the voting, and shared power (with the six trustees) to direct the disposition, of the 2,341 shares held by the 1976 Trust. The written agreement pertaining to the 1990 Trust provides that, in connection with their voting of the 51,545 shares held by that trust, the trustees will consult with the then current beneficiaries who are at least 40 years of age, but that the trustees will not be bound by the voting preference of any such beneficiary.
(7)	All listed shares are also shown as beneficially owned by Mr. F. Holding.
(8)	Includes 50 shares of $20 Par Preferred held by Mr. F. Holding, Jr. as custodian for his children and with respect to which shares he disclaims beneficial ownership. All listed shares also are included in the shares shown as beneficially owned by Mr. F. Holding.
(9)	Includes 200 shares of No Par Preferred held by Mr. Bristow’s spouse and with respect to which shares he disclaims beneficial ownership. All listed shares also are shown as beneficially owned by Mr. F. Holding.
(10)	Includes 3,200 shares of No Par Preferred Stock held by Ms. Holding as trustee and with respect to which shares she disclaims beneficial ownership. All listed shares also are included in the shares shown as beneficially owned by Mr. F. Holding.

Management.    The following table reflects the beneficial ownership of all classes of our equity securities on the Record Date by our current directors, nominees for election as directors, and certain named executive officers individually, and by all our current directors and executive officers as a group.

Title of class	Name of beneficial owner	Amount and nature of beneficial ownership (1)		Percentage of class (2)	Percentage of total votes (2)
Common Stock	Carmen Holding Ames	2,441	(3)	.28%	.26%
	Jim B. Apple	8,533	(4)	.98%	.91%
	David G. Barnett	-0-		*	*
	Richard W. Blackmon	110.01%			.01%
	Peter M. Bristow	22,824	(5)	2.61%	2.43%
	George H. Broadrick	118.01%			.01%
	Walter C. Cottingham DVM	1,435	(6)	.16%	.15%
	David E. Dukes	100.01%			.01%
	William E. Hancock III	3,820	(7)	.44%	.41%
	Robert B. Haynes	26,487	(8)	3.03%	2.82%
	Wycliffe E. Haynes	26,592	(9)	3.04%	2.83%
	Lewis M. Henderson	5		*	*
	Frank B. Holding	357,334	(10)	40.91%	38.08%
	William A. Loadholdt	-0-		—	—
	Charles S. McLaurin III	114.01%			.01%
	N. Welch Morrisette, Jr.	118.01%			.01%
	E. Perry Palmer	800.09%			.09%
	William E. Sellars	26,547	(11)	3.04%	2.83%
	Henry F. Sherrill	2,096.24%			.22%
	All directors and executive officers as a group (28 persons)	395,926		45.33%	42.19%
$50 Par Preferred	Peter M. Bristow	637	(5)	1.25%	.07%
	Frank B. Holding	3,556	(10)	6.97%	.38%
	Dan H. Jordan	367.72%			.04%
	All directors and executive officers as a group (28 persons)	3,923		7.69%	.42%

Title of class	Name of beneficial owner	Amount and nature of beneficial ownership (1)		Percentage of class (2)	Percentage of total votes (2)
$20 Par Preferred	Peter M. Bristow	448	(5)	7.67%	.05%
	Frank B. Holding	2,268	(10)	38.85%	.24%
	All directors and executive officers as a group (28 persons)	2,268		38.85%	.24%
No Par Preferred	Peter M. Bristow	1,257	(5)	15.49%	.13%
	Frank B. Holding	6,107	(10)	75.27%	.65%
	All directors and executive officers as a group (28 persons)	6,107		75.27%	.65%
Non-Voting Common (12)	Frank B. Holding	18,806	(10)	51.65%	—
	All directors and executive officers as a group (28 persons)	18,806		51.65%	—
Non-Voting Preferred (12)	Peter M. Bristow	254	(5)	51.00%	—
	Frank B. Holding	378	(10)	75.90%	—
	All directors and executive officers as a group (28 persons)	378		75.90%	—

(1)	Except as otherwise noted, and to the best of our knowledge, each individual named and included in the group exercise sole voting and investment power with respect to all listed shares.
(2)	“Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock. “Percentage of total votes” reflects the votes represented by the listed shares as a percentage of the aggregate votes represented by all outstanding shares of our voting securities. An asterisk indicates less than .01%.
(3)	Consists of shares held by an irrevocable grantor trust (the “1976 Trust”) with respect to which Carmen Holding Ames currently is the sole beneficiary. Ms. Ames has sole power to direct the voting, and shared power (with six trustees) to direct the disposition, of the 2,341 shares held by the 1976 Trust.
(4)	Includes 8,076 shares held by our Pension Plan and with respect to which shares Mr. Apple may be deemed to exercise shared voting and investment power. These shares also are shown as beneficially owned by Mr. Holding.
(5)	Includes an aggregate of 4,506 shares of Common Stock, 383 shares of $50 Par Preferred, 448 shares of $20 Par Preferred, 200 shares of No Par Preferred and 104 shares of Non-Voting Preferred held by, or in trust for the benefit of, Mr. Bristow’s spouse, and with respect to which shares he disclaims beneficial ownership. All listed shares also are shown as beneficially owned by Mr. F. Holding.
(6)	Includes 12 shares held by Dr. Cottingham jointly with his spouse and with respect to which shares he may be deemed to exercise shared voting and investment power.
(7)	Includes an aggregate of 2,836 shares held by two entities which Mr. Hancock may be deemed to control and with respect to which shares he may be deemed to exercise shared voting and investment power.
(8)	Includes 26,347 shares held by an entity that Mr. R. Haynes may be deemed to control and with respect to which shares he may be deemed to exercise shared voting and investment power. These shares also are shown as beneficially owned by Mr. W. Haynes and Mr. Sellars.
(9)	Includes 26,347 shares held by an entity that Mr. W. Haynes may be deemed to control and with respect to which shares he may be deemed to exercise shared voting and investment power. These shares also are shown as beneficially owned by Mr. R. Haynes and Mr. Sellars. Also includes 109 shares held by Mr. W. Haynes’ spouse and with respect to which shares he disclaims beneficial ownership.
(10)	Includes an aggregate of 48,049 shares of Common Stock and 18,806 shares of Non-Voting Common held by certain corporations and other entities which Mr. F. Holding may be deemed to control, and 8,076 shares of Common Stock held by our Pension Plan, and with respect to which shares he may be deemed to exercise shared voting and investment power, and an aggregate of 150,362 shares of Common Stock, 3,556 shares of $50 Par Preferred, 2,268 shares of $20 Par Preferred, 6,107 shares of No Par Preferred, and 378 shares of Non-Voting Preferred held by or in trust for Mr. Holding’s spouse, adult children and their spouses, and with respect to which shares he disclaims beneficial ownership. Of the listed shares, 22,824 shares of Common Stock, 637 shares of $50 Par Preferred, 448 shares of $20 Par Preferred, 1,257 shares of No Par Preferred, and 254 shares of Non-Voting Preferred also are included in the shares shown as beneficially owned by Mr. Bristow, and 8,076 shares of Common Stock also are shown as beneficially owned by Mr. Apple.

(11)	Includes 26,347 shares held by an entity that Mr. Sellars may be deemed to control and with respect to which shares he may be deemed to exercise shared voting and investment power. These shares also are shown as beneficially owned by Mr. R. Haynes and Mr. W. Haynes.
(12)	Except as required by law, holders of our Non-Voting Common and Non-Voting Preferred have no right to vote unless dividends are in arrears on that stock, in which case the holders may cast one vote per share in the election of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by federal law to file reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of our equity securities. Based on our review of copies of those reports, our Proxy Statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. During 2002, five individuals inadvertently filed reports after their due dates, including two reports each by Robert B. Haynes, Wycliffe E. Haynes and William E. Sellars relating to two sales of shares by a company they control, one report by Frank B. Holding of one small purchase by one of his related parties, and the initial report by Marc H. Johnson at the time he first became an executive officer. Each of those reports was filed promptly after it was discovered that they had been overlooked.

PROPOSAL 1:    ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors will consist of not less than seven nor more than 28 members and authorize our Board of Directors or shareholders to set and change the actual number of our directors from time to time within those limits. Our directors are elected each year at the Annual Meeting for terms of one year or until their respective successors have been duly elected and qualified.

Our Board has set the number of directors at 18 for the period following the Annual Meeting and has nominated our current directors named below for reelection as directors at the Annual Meeting.

Name and age	Positions with Bancorp and FCBank (1)	First elected (2)	Principal occupation and business experience
Carmen Holding Ames (3)(4) 34	Director	1992	Former assistant, Susan B. Bozeman Designs, Inc. (residential interior design); former office manager, former showroom salesperson, Scalamandré, Inc. (decorative fabrics manufacturer)

Jim B. Apple 50	Our Chairman, President, and Chief Executive Officer; FCBank’s Chairman and Chief Executive Officer	1993	Our and FCBank’s executive officer

Richard W. Blackmon 88	Director	1970	Owner, Richard Blackmon Construction Co. (construction and land development)

Peter M. Bristow (3) 37	Our Executive Vice President and Chief Operating Officer; FCBank’s President and Chief Operating Officer	1999	Our and FCBank’s executive officer

George H. Broadrick (4) 80	Director	1972	Retired President, First Citizens BancShares, Inc. and First-Citizens Bank & Trust Company, Raleigh, NC (6)

Walter C. Cottingham, DVM 70	Director	1999	Veterinarian; owner, Cottingham Veterinary Hospital

Name and age	Positions with Bancorp and FCBank (1)	First elected (2)	Principal occupation and business experience

David E. Dukes 44	Director	2001	Attorney; managing partner, Nelson Mullins Riley & Scarborough, LLP (law firm)

William E. Hancock III 56	Director	1976	President, Hancock Buick/BMW Company (auto dealer)

Robert B. Haynes (5) 57	Director	1972	Chairman and Vice President, C. W. Haynes and Company, Inc. (mortgage banking and real estate)

Wycliffe E. Haynes (5) 59	Director	1972	Vice President and Treasurer, C. W. Haynes and Company, Inc. (mortgage banking and real estate)

Lewis M. Henderson 49	Director	1996	Senior member, Henderson & Associates (certified public accountants) since 1999; previously, partner with Tourville, Simpson & Henderson (certified public accountants)

Frank B. Holding (3)(4) 74	Vice Chairman	1970	Executive Vice Chairman, First Citizens BancShares, Inc. and First-Citizens Bank & Trust Company, Raleigh, NC (6)

Dan H. Jordan 79	Director	1970	Retired farmer and businessman

Charles S. McLaurin III 64	Director; Executive Vice President of FCBank	2001	Executive officer of FCBank

N. Welch Morrisette, Jr. 81	Director	1970	Retired attorney

E. Perry Palmer 67	Director	1993	Owner, E. P. Palmer Corporation (funeral service)

William E. Sellars 78	Director	1970	President, C. W. Haynes and Company, Inc. (mortgage banking and real estate)

Henry F. Sherrill 80	Director	1970	Attorney; senior partner, Sherrill and Roof, LLP (law firm)

(1)	Each of our directors also serves as a director of FCBank, and Mr. Apple, Mr. Cottingham, and Mr. McLaurin also serve as directors of Exchange Bank.
(2)	“First elected” refers to the year in which each individual first became one of our directors or, if prior to our organization in 1982, a director of FCBank.
(3)	Mr. Holding is Ms. Ames’ uncle and Mr. Bristow’s father-in-law.
(4)	Certain of our directors also serve as directors of other publicly held companies. Ms. Ames, Mr. Broadrick and Mr. Holding serve as directors of First Citizens BancShares, Inc., Raleigh, NC, and Mr. Holding also serves as a director of Southern BancShares (N.C.), Inc., Mount Olive, NC.
(5)	Mr. R Haynes and Mr. W. Haynes are brothers.
(6)	We are affiliated with First Citizens BancShares, Inc. and First-Citizens Bank & Trust Company through common control relationships that are described under the caption “Transactions with Related Parties.”

Our Board of Directors recommends that you vote “FOR” each of the 18 nominees named above. The 18 nominees receiving the highest numbers of votes will be elected.

Director Fees

During 2002, our directors (with the exception of Mr. Holding, Mr. Sellars, and directors who also serve as executive officers) received $1,000 for attendance at each meeting of our Board of Directors and $500 for attendance at each meeting of the Audit and Executive Committees and certain other committees not held in conjunction with a meeting of our Board. Directors (other than those referenced above) who serve as directors of FCBank or Exchange Bank also receive fees from those Banks. FCBank’s directors received $350 per meeting of its Board, and $500 for attendance at each meeting of the Audit, Executive or Trust Committees and certain other committees not held in conjunction with a meeting of that Board. Directors of Exchange Bank received $650 per quarter for their service as directors and $1,300 per quarter for attendance at meetings of that Board’s Executive Committee. Those fees will remain the same during 2003 except that our directors will receive $600 for attendance at meetings of our Audit and Executive Committees and certain other committees not held in conjunction with a meeting of our Board of Directors, and FCBank’s directors will receive $500 for attendance at regular meetings and $600 for attendance at any special meetings of its Board.

Meetings and Committees of the Boards of Directors

Our Board of Directors met five times during 2002. With the exception of Robert B. Haynes, whose absences were the result of prior business commitments, all directors attended at least 75% of the aggregate number of meetings of our Board of Directors and the committees on which they served.

Our Board of Directors has several standing committees, including an Audit Committee and Nominating Committee which are further described below. Our Board does not have a standing compensation committee or any other committee performing an equivalent function. However, as further described below, FCBank’s Board of Directors has a Compensation Committee.

Audit Committee

Function.    The Audit Committee acts under a written charter approved by our Board of Directors. It oversees the audit program conducted by our internal audit staff and, subject to approval of our Board of Directors, engages an independent accounting firm to conduct an annual audit of our consolidated financial statements. The Committee receives reports from, and reviews non-audit services proposed by management to be provided by, our independent accountants, and it reviews reports of regulatory examinations by the Banks’ and our banking regulators. The Audit Committee met five times during 2002.

Members.    The current members of the Audit Committee are Lewis M. Henderson—Chairman, George H. Broadrick, and David E. Dukes. Each member of the Committee is “independent,” as that term is defined by the current listing standards of The Nasdaq Stock Market.

Audit Committee Report.    The Audit Committee has (i) reviewed our audited consolidated financial statements for 2002 and discussed them with management, (ii) discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (iii) received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1, and (iv) discussed the independence of our accountants with the accountants. Based on the above reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our 2002 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Our management is responsible for our financial reporting process, including our systems of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent accountants are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the opinion of our independent accountants included in their report on our financial statements. The Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions with management and the independent accountants do not guarantee that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, or that our independent accountants are in fact “independent.”

The Audit Committee:

George H. Broadrick	David E. Dukes	Lewis M. Henderson

Nominating Committee

The Nominating Committee was first appointed by our Board of Directors during January 2003. It will make recommendations to our Board regarding the Board’s nominees for election as directors and as to the selection of candidates to fill vacancies that occur on the Board from time to time between meetings of shareholders. The Committee will consider recommendations submitted in writing by shareholders. The current members of the Committee are Frank B. Holding—Chairman, Richard W. Blackmon, William E. Sellars and Henry F. Sherrill.

Compensation Committee

Function.    Our executive officers are compensated by FCBank for their services as officers of FCBank, and they receive no salaries or other separate compensation from us. Therefore, although our Board of Directors does not have a compensation committee, FCBank’s Board of Directors does have a separate Compensation Committee. As further described below, that Committee makes recommendations to FCBank’s Board regarding the salaries of its executive officers, including those officers who also serve as our executive officers, and with respect to other compensation matters as it deems appropriate. During 2002, the Compensation Committee met four times.

Members.    The current members of FCBank’s Compensation Committee are George H. Broadrick—Chairman, William E. Sellars, and Henry F. Sherrill, who serve as members of both FCBank’s and our Board of Directors.

Compensation Committee Interlocks and Insider Participation.    Mr. Broadrick also serves as a director of First Citizens BancShares, Inc., Raleigh, North Carolina (“BancShares”), and its bank subsidiary, First-Citizens Bank & Trust Company (“FCB/NC”). Prior to his retirement in 1987, he served as President of both BancShares and FCB/NC, and he currently serves as a consultant to FCB/NC. FCBank and Exchange Bank are parties to agreements with FCB/NC under which FCB/NC provides various services to them, including data and item processing, investment, accounting and management consulting services (including the services of Frank B. Holding as our and FCBank’s Vice Chairman), and services as trustee for FCBank’s Pension Plan and Section 401(k) plan. During 2002, the aggregate fees paid to FCB/NC for those services were approximately $11,407,000. Additional information regarding the services provided by FCB/NC is contained below under the caption “Transactions with Related Parties.”

Mr. Sellars is President of C. W. Haynes and Company, Inc. and serves as a consultant to FCBank with respect to matters relating to real estate and mortgage lending. During 2002, FCBank paid $5,486 per month to that company as reimbursement for Mr. Sellars’ services. Mr. Sellars himself does not receive any compensation from FCBank or us for his services as a director or consultant. The monthly payment amount under that arrangement will increase to $5,596 on July 1, 2003.

Mr. Sherrill provided legal services to FCBank and us during 2002 as our general counsel, and he is expected to continue to provide those services during 2003. During 2002, we and FCBank paid an aggregate of $270,363 to Mr. Sherrill’s law firm, Sherrill and Roof, LLP, for legal services.

Compensation Committee Report on Executive Compensation.    FCBank attempts to provide compensation at levels that will enable it to attract and retain qualified and motivated individuals as officers and employees. Currently, FCBank’s executive compensation program includes only base salary, annual incentive bonuses, and contributions to the individual accounts of all participating employees (including executive officers) under FCBank’s Section 401(k) salary deferral plan. However, FCBank also provides retirement and other employee benefit and welfare plans customary for companies of its size (including a defined benefit pension plan), and from time to time it pays cash bonuses for special recognition purposes or under sales incentive programs. The Compensation Committee administers FCBank’s compensation program and has responsibility for matters involving the compensation of executive officers.

For 2002, the Compensation Committee established a recommended salary for certain executive officers of FCBank (including the Chief Executive Officer) based on an evaluation of the officers’ individual levels of responsibility and performance. The Committee’s recommendations were reported to and subject to the approval of FCBank’s Board of Directors, and the Board made all final decisions regarding the salaries of executive officers. The Board concurred with the Committee’s recommendations for the 2002 salaries of the executive officers listed in the Summary Compensation Table below. The performance of individual executive officers and FCBank’s financial performance generally were considered by the Committee and the Board of Directors in connection with the setting of salaries for 2002. However, that process is largely subjective, and there are no specific formulae, objective criteria, or other such mechanisms by which adjustments to each executive officer’s salary are tied empirically to individual performance or to FCBank’s financial performance.

Annual incentive bonuses paid for 2002 were determined by a formula recommended by the Compensation Committee and approved by the Board of Directors. Under the formula, senior executive officers could receive bonuses in amounts up to 20% of their year-end base salary rates based on the extent to which specific corporate performance goals were met (relating to FCBank’s deposit growth and our consolidated net income and ratio of net charge-offs to average gross loans), as well as the extent to which executive officers met separate, individual performance goals established for each of them relating to their particular areas of responsibility. All corporate goals had to be fully met before any bonuses could be paid. If all corporate goals were met, then 50% of the maximum bonus amounts could be paid, and the extent to which the remainder of the maximum bonus amounts would be paid was dependent on the extent to which each officer met his or her individual goals. For 2002, all corporate goals were met.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of annual compensation in excess of $1,000,000 paid to certain executive officers of public corporations. As none of FCBank’s or our executive officers receive annual compensation approaching that amount, FCBank’s Board of Directors has not adopted a policy with respect to Section 162(m).

The Compensation Committee:

Henry F. Sherrill	George H. Broadrick	William E. Sellars

Executive Officers

The following table lists FCBank’s and our current executive officers.

Name and age	Position and previous business experience
Jim B. Apple 50

Our Chairman (since January 2002), President (since 1994), and Chief Executive Officer (since 1998), and FCBank’s Chairman (since January 2002) and Chief Executive Officer (since 1998); previously served as FCBank’s President (1994-2002)

Frank B. Holding 74	Our and FCBank’s Vice Chairman

Peter M. Bristow 37

Our Executive Vice President and Chief Operating Officer (since January 2002); FCBank’s President and Chief Operating Officer (since January 2002); previously served as FCBank’s Executive Vice President and Chief Operating Officer (1999-2001) and Senior Vice President (1997-1999)

David G. Barnett 43	FCBank’s Executive Vice President (since 1999) and Retail Division Executive (since 1998); previously served as Senior Vice President (1996-1999)

Charles S. McLaurin III 64	FCBank’s Executive Vice President and Retail Division Executive

Sharon W. Bryant 41

FCBank’s Executive Vice President (since January 2002), Division Executive (since 2001), and Trust and Investor Services Director (since 2000); previously served as Senior Vice President (1999-2002) and Human Resources Director (1999-2000); prior to her employment with FCBank, served as Senior Vice President and Midland Area Executive, First Union National Bank

Charles D. Cook 59	Our and FCBank’s Corporate Secretary (since April 2002); FCBank’s Executive Vice President (since April 2002); previously served as Senior Vice President and Commercial Lending Director of FCBank

Craig L. Nix 31

Our Executive Vice President, Chief Financial Officer (since 2001) and Treasurer; FCBank’s Executive Vice President and Controller (since 2001); previously served as FCBank’s and our Senior Vice President (1999-2001); prior to his employment with FCBank, served as Audit Manager (1998-1999) and Senior Auditor (1993-1997), PricewaterhouseCoopers LLP, and Audit Director of Financial Services (1997-1998), Resource Bancshares Mortgage Group, Inc. (mortgage banking)

Name and age	Position and previous business experience

Edgar L. Prosser 49	FCBank’s Executive Vice President (since 2002) and Consumer Lending Director; previously served as Senior Vice President and Consumer Lending Director

Jay D. Weir 45

Our and FCBank’s Senior Vice President and Director of Internal Audit (since 2003); Audit Services Director (since 2002); prior to his employment with FCBank, served as Senior Vice President and Audit Director (1997-2001) and Vice President and Audit Manager (1987-1997), Wachovia Bank

William A. Loadholdt 43

FCBank’s Executive Vice President and Chief Information Officer (since 2001); prior to his employment with FCBank, served as Senior Vice President and Deposit Services Manager (1999-2001), Senior Vice President and Deposit Encoding Manager (1996-1999), and Senior Vice President and Time Deposits Manager (1994-1996), Wachovia Bank

Robert B. Frantz, Jr. 41

FCBank’s Executive Vice President and Division Executive (since January 2002); previously served as FCBank’s Senior Vice President and Division Executive (2001-2002) and Senior Vice President and Director of E-Banking (2000-2001); prior to his employment with FCBank, served as Area Vice President, First-Citizens Bank & Trust Company, Raleigh, NC (1994-2000)

Toby W. Goodlett 35

FCBank’s Executive Vice President and Georgia Division Executive (since January 2003); previously served as FCBank’s Senior Vice President and Mortgage Director (2000-2003); prior to his employment with FCBank, served as Vice President and Production Manager, Carolina First Mortgage Company (1996-2000)

Marc H. Johnson 51

FCBank’s Executive Vice President and Commercial Lending Director (since April 2002); prior to his employment with FCBank, served as South Carolina Risk Management Executive (1992-2002), East Region Executive (1987-1992), Bank of America

Executive Compensation

The following table shows the cash and certain other compensation paid to or deferred by our Chief Executive Officer and certain other of FCBank’s and our executive officers for the years indicated. Our officers are compensated by FCBank for their services as its officers, and they receive no separate salaries or other cash compensation from us.

SUMMARY COMPENSATION TABLE
		Annual Compensation					All other compensation (3)
Name and principal position	Year	Salary (1)		Bonus	Other annual compensation
Jim B. Apple Chairman and Chief Executive Officer	2002 2001 2000	$354,383 337,762 302,187		$61,202 48,094 -0-	(2 (2 (2	) ) )	$10,662 10,261 8,666

Peter M. Bristow President and Chief Operating Officer of FCBank	2002 2001 2000	222,073 178,516 178,516		44,851 27,439 -0-	(2 (2 (2	) ) )	8,633 8,191 8,072

William A. Loadholdt Executive Vice President and Chief Information Officer of FCBank	2002 2001	218,757 58,574	(4)	69,002 25,000	(2 (2	) )	8,427 -0-

Charles S. McLaurin III Executive Vice President of FCBank	2002 2001 2000	204,089 195,300 186,811		33,123 29,839 6,014	(2 (2 (2	) ) )	9,094 8,200 8,020

David G. Barnett Executive Vice President of FCBank	2002 2001 2000	179,110 165,490 141,789		20,000 19,437 19,503	(2 (2 (2	) ) )	6,489 6,499 5,945

(1)	Includes amounts of salary deferred at the election of each executive officer pursuant to FCBank’s Section 401(k) and deferred compensation plans.

(2)	In addition to compensation paid in cash, executive officers receive certain personal benefits. The value of those non-cash benefits received each year by each named executive officer did not exceed 10% of his cash compensation.
(3)	For each named executive officer, the amounts listed for 2002 consist of FCBank’s matching contributions on behalf of each named executive officer to FCBank’s Section 401(k) plan, and portions of the interest accrued on other deferred compensation, respectively, as follows: Mr. Apple—$9,000 and $1,662; Mr. Bristow—$8,283 and $350; Mr. Loadholdt—$8,311 and $116; Mr. McLaurin—$9,000 and $94; and Mr. Barnett—$5,604 and $885.
(4)	Mr. Loadholdt was first employed by FCBank during 2001.

Pension Plan

The following table shows, for various numbers of years of service and levels of compensation, the estimated benefits currently payable to a participant at normal retirement age under FCBank’s qualified defined benefit pension plan (the “Pension Plan”) based on federal tax laws in effect on January 1, 2003.

Final Average Compensation	Years of Service
	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$100,000	$15,642	$23,463	$31,284	$39,105	$46,926	$54,747	$60,747
125,000	20,267	30,401	40,534	50,668	60,801	70,935	78,435
150,000	24,892	37,338	49,784	62,230	74,676	87,122	96,122
175,000	29,517	44,276	59,034	73,793	88,551	103,310	113,810
200,000	34,142	51,213	68,284	85,355	102,426	119,497	131,497
225,000	38,767	58,151	77,534	96,918	116,301	135,685	149,185
250,000	43,392	65,088	86,784	108,480	130,176	151,872	160,000
275,000	48,017	72,026	96,034	120,043	144,051	160,000	160,000
300,000	52,642	78,963	105,284	131,605	157,926	160,000	160,000
350,000	61,892	92,838	123,784	154,730	160,000	160,000	160,000

Benefits shown in the table are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. Those benefits will be actuarially increased or decreased if benefit payments begin after or before age 65. A participant’s annual compensation covered by the Pension Plan includes base salary (including amounts deferred pursuant to FCBank’s Section 401(k) plan). A participant’s benefits under the Pension Plan are based on his or her “final average compensation,” which is the participant’s highest average covered compensation for any five consecutive years during his or her last ten complete calendar years as a Pension Plan participant. However, under current tax laws, $200,000 is the maximum amount of annual compensation for 2003 that can be included for purposes of calculating a participant’s final average compensation, and the maximum annual benefit that may be paid to a retiring participant is $160,000. In the case of participants who begin receiving benefits before or after age 65, the maximum permitted benefit is actuarially adjusted. The maximum years of credited service that may be counted in calculating benefits under the Pension Plan is 40 years.

The credited years of service and final average compensation, respectively, as of January 1, 2003, for each of the executive officers named in the Summary Compensation Table above are as follows: Mr. Apple—10 years and $199,375; Mr. Bristow—11 years and $154,781; Mr. Loadholdt—1 year and $200,000; Mr. McLaurin—38 years and $180,925; and Mr. Barnett—6 years and $151,060.

Employment Contracts, Termination of Employment, and Change-in-Control Arrangements

FCBank is party to separate agreements with certain of its senior officers under which FCBank has agreed to make monthly payments to the officers for a period of ten years following their retirement at age 65 (or at another age agreed upon between FCBank and the officer). In return for those payments, each officer has agreed to provide limited consultation services to, and not to “compete” (as defined in the agreements) against, FCBank during the payment period. If an officer dies prior to retirement, or during the payment period following retirement, the payments due under his or her agreement will be paid to the officer’s designated beneficiary or estate. The amounts of monthly payments provided for in the agreements currently in effect between FCBank and executive officers named in the Summary Compensation Table above are as follows: Mr. Apple—$7,500; Mr. Bristow—$4,792; Mr. McLaurin—$4,313; and Mr. Barnett—$3,776.

Performance Graph

The following line graphs compare the cumulative total shareholder return (“CTSR”) on our Common Stock during the previous five years with the CTSR over the same measurement period for the NASDAQ-U.S. index and the NASDAQ Banks index. Each line graph assumes that $100 was invested on December 31, 1997, and that dividends are reinvested in additional shares.

Comparison of Five-year Cumulative Total Shareholder Return among our Common Stock, the Nasdaq-US Index, and the Nasdaq Banks Index

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
< CTSR on our Common Stock	$100	112	85	73	86	115
☐ Nasdaq Banks Index	$100	99	96	109	118	121
• Nasdaq US Index	$100	141	261	157	125	86

Transactions with Related Parties

FCBank, Exchange Bank and Citizens Bank have had, and expect to have in the future, banking transactions in the ordinary course of their business with certain of their and our current directors, nominees for director, executive officers, and their associates. All loans included in those transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

FCBank and Exchange Bank are parties to contracts with First-Citizens Bank & Trust Company, Raleigh, North Carolina (“FCB/NC”), under which FCB/NC provides them with data and item processing, investment, accounting and management consulting services (including the services of Frank B. Holding as FCBank’s and our Vice Chairman), and services as trustee for FCBank’s Pension Plan and Section 401(k) plan. Aggregate fees paid to FCB/NC for all those services during 2002 totaled approximately $11,407,000, including amounts paid to reimburse FCB/NC for Mr. Holding’s services. Mr. Holding receives no salary, director’s fees or other compensation from us or FCBank for his services. FCB/NC is the wholly-owned subsidiary of First Citizens BancShares, Inc. (“BancShares”). Mr. Holding, one of FCBank’s and our directors and one of our principal shareholders, and Lewis R. Holding, also one of our principal shareholders, are directors and executive officers of BancShares and FCB/NC and also are principal shareholders of BancShares. George H. Broadrick and Carmen Holding Ames, who are our directors and directors of FCBank, also are directors of BancShares and FCB/NC. Based on comparisons of the terms of the contract in previous years with terms available from other providers of the services we obtain from FCB/NC, we believe the terms of the contracts with FCB/NC, including prices, are no less favorable to FCBank and Exchange Bank than they could obtain from an unrelated provider.

Henderson & Associates, the accounting firm owned by one of our directors, Lewis M. Henderson, performed general, non-audit related accounting services for FCBank’s Trust Department during 2002 and is expected to continue to provide those services during 2003.

Nelson Mullins Riley & Scarborough, LLP, the law firm of David E. Dukes, one of our directors, provided legal services to FCBank during 2002 and is expected to continue to provide those services during 2003.

During 2002, and in connection with the construction or renovation of several of its office facilities, FCBank used the services of an interior design firm in which Claire H. Bristow is a principal. Ms. Bristow is the spouse of Peter M. Bristow, one of our executive officers, and the daughter of Frank B. Holding, our Vice Chairman and one of our principal shareholders. FCBank paid that firm an aggregate of $14,579 for its services and $72,067, net of sales taxes, for furniture and fixtures acquired for FCBank by the firm.

Other relationships or transactions between us or FCBank and our directors or their related parties are described above under the caption “Compensation Committee Interlocks and Insider Participation.”

INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our current independent accounting firm, PricewaterhouseCoopers LLP, has been reappointed by the Audit Committee to serve as our independent accountants for 2003. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have the opportunity to make a statement if they desire to do so.

Services and Fees During 2002

As our independent accountants for 2002, PricewaterhouseCoopers LLP provided various audit and non-audit services for which we were billed for fees as further described below. Our Audit Committee has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services is compatible with maintaining its independence. The Committee believes that those services do not affect PricewaterhouseCoopers LLP’s independence.

Audit Fees.    PricewaterhouseCoopers LLP audited our consolidated financial statements for the year ended December 31, 2002, which are included in our 2002 Annual Report on Form 10-K, and, during 2002, it reviewed the condensed financial statements included in our Quarterly Reports on Form 10-Q. The aggregate amount of fees billed to us for those services was $138,600.

Financial Information Systems Design and Implementation Fees.    During 2002, PricewaterhouseCoopers LLP did not provide any services related to financial information systems design and implementation.

All Other Fees.    In addition to the services listed above, during 2002 PricewaterhouseCoopers LLP provided certain other services for which the aggregate amount of fees billed to us was $36,940. Those services included audits of the financial statements of FCBank’s insurance subsidiary, audits of the financial statements of three employee benefit plans, and tax compliance services.

PROPOSALS FOR 2004 ANNUAL MEETING

Any proposal of a shareholder which is intended to be presented for action at our 2004 Annual Meeting must be received by us in writing at our main office in Columbia, South Carolina, no later than December 2, 2003, to be considered timely received for inclusion in the Proxy Statement and form of appointment of proxy that we will distribute in connection with that meeting. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of the shares of our stock entitled to be voted on that proposal at the meeting, and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal intended to be presented at our 2004 Annual Meeting, but which is not intended to be included in our Proxy Statement and form of appointment of proxy, must be received by us at our main office in Columbia, South Carolina, no later than February 16, 2004, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and file reports and other information, including proxy statements, annual reports and quarterly reports, with the Securities and Exchange Commission.

A copy of our 2002 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be provided without charge upon the written request of any shareholder entitled to vote at the Annual Meeting. Requests for copies should be directed to Charles D. Cook, Secretary, First Citizens Bancorporation of South Carolina, Inc., Post Office Box 29, Columbia, South Carolina 29202, telephone 803-733-2036.

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

1230 Main Street

Post Office Box 29

Columbia, South Carolina 29202

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter M. Bristow, Jim B. Apple, and Charles D. Cook (the “Proxies”), and any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the voting securities of First Citizens Bancorporation of South Carolina, Inc. (“Bancorp”) held of record by the undersigned on March 14, 2003, at the Annual Meeting of Shareholders of Bancorp to be held in the first floor lobby of the First Citizens Executive Office Building located at 1225 Lady Street, Columbia, South Carolina at 2:30 p.m. on April 30, 2003, or at any adjournments of the meeting. The undersigned directs that shares represented by this appointment of proxy be voted as follows:

1.	ELECTION OF DIRECTORS: Proposal to elect 18 directors of Bancorp for one-year terms.
☐ FOR all nominees listed below (except as indicated otherwise on the line below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees:

C.H. Ames; J.B. Apple; R.W. Blackmon; P.M. Bristow; G.H. Broadrick; W. C. Cottingham; D. E. Dukes; W. E. Hancock III; R. B. Haynes; W. E. Haynes; L. M. Henderson; F. B. Holding; D. H. Jordan; C. S. McLaurin III; N. W. Morrisette, Jr.; E. P. Palmer; W. E. Sellars; and H. F. Sherrill

Instruction:	To withhold authority to vote for any individual nominee(s), write the nominee’s name(s) on the line below.

2.	OTHER BUSINESS: On any other matter properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including adjournments, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

Please date and sign this appointment of proxy on the reverse side and return it to Bancorp in the enclosed envelope.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, the Proxies may vote shares represented by this appointment of proxy “FOR” the election of each nominee listed in Proposal 1 above by casting an equal number of votes for each such nominee. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. If cumulative voting is in effect in the election of directors, the Proxies may, at their discretion, cumulate the votes represented by the shares to which this appointment of proxy relates and cast them on a basis other than equally for the nominees named in Proposal 1 (or their substitutes) and for less than all such nominees, but in a manner which would tend to elect the greatest number of those nominees (or their substitutes) as the number of votes cast by them would permit. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with Bancorps’ Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Please sign below exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

Dated: , 2003

(Signature)

(Signature if held jointly)

IMPORTANT: TO INSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND.